UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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RCM TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Copies to:
Justin W. Chairman, Esq. Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 (215) 963-5061	Keith E. Gottfried, Esq. Alston & Bird LLP 950 F. Street, N.W. Washington, DC 20004-1404 (202) 239-3679

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RCM Technologies, Inc., a Nevada corporation (“RCM” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2013 Annual Meeting of Stockholders to be held on December 5, 2013 and at any and all adjournments or postponements thereof (the “2013 Annual Meeting”). In connection with its 2013 Annual Meeting, RCM has filed a definitive proxy statement and a WHITE proxy card with the SEC on October 30, 2013, and has commenced the mailing of a definitive proxy statement and WHITE proxy card to its stockholders.

Press Release Issued on November 18, 2013

Termination of Stockholder Rights Plan (“Poison Pill”)

Attached hereto is RCM’s press release, issued on November 18, 2013, in which RCM announced that, in response to input from RCM’s stockholders that followed the Legion Group’s supplemental disclosures regarding its “intentions” with respect to RCM, the RCM Board of Directors (the “RCM Board”) has decided, as a matter of good corporate governance, to approve an amendment to RCM’s limited duration stockholder rights plan to accelerate the final expiration date of the rights under the plan to November 18, 2013. This amendment has the effect of terminating the rights plan, which is commonly referred to as a “poison pill.” Stockholders do not have to take any action as a result of this termination and this action will have no effect on RCM’s common stock. Had the rights plan not been terminated early, it would have expired by its terms on January 29, 2014.

Actions of the RCM Board to Further Enhance Corporate Governance

In RCM’s press release, issued on November 18, 2013, RCM also provided an update on the RCM Board’s ongoing initiatives to strengthen its functionality, accountability to stockholders and ability to serve the long-term interests of stockholders. These initiatives include the retention by the RCM Board’s Nominating and Corporate Governance Committee of a prominent and well-regarded executive search firm to assist it in identifying highly-qualified candidates to serve as independent members of the RCM Board. The search process will seek to identify highly-qualified, very experienced, proven business leaders with relevant and complementary expertise (including past service on a public company’s board of directors and at least one committee thereof) that would enhance the breadth and depth of the current RCM Board. In addition, the RCM Board’s Nominating and Corporate Governance Committee will be looking for individuals with a firm and unwavering commitment to acting in the best interests of ALL stockholders, the utmost respect for best practices in corporate governance and a willingness to dedicate themselves to positioning RCM for long-term growth, profitability, market leadership and increasing returns for investors.

The actions announced today are in addition to the wide-ranging corporate governance enhancements that RCM previously announced earlier this year, each of which was in response to input from some of RCM’s largest stockholders. These enhancements were the result of a comprehensive process, which included a corporate governance audit, conducted by RCM’s Board, in conjunction with its Nominating and Corporate Governance Committee, to identify best practices in corporate governance and obtain input from stockholders as part of a continuing dialogue. These enhancements included the declassification of the RCM Board, the adoption of majority voting in the election of directors at uncontested meetings, the related adoption of a director resignation policy, the appointment of a lead independent director and the adoption of corporate governance guidelines.

While the RCM Board believes it has made significant strides in adopting best practices in corporate governance over the past year, it also recognizes that enhancing corporate governance practices must be an evolving process of continuous improvement. The RCM Board also recognizes that its work in this area is not finished and that there remain additional areas to focus upon, many of which relate to legacy issues – provisions in governance documents or contracts that first came into existence almost two decades ago and were not considered controversial when first adopted or agreed to but, in the almost 20 years that have since elapsed, no longer reflect the current state of best practices in corporate governance. Accordingly, the RCM Board, mindful of the stockholder input it has received, will be continuing its previous corporate governance audit with the objective to identify and implement further corporate governance enhancements in the months ahead.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting.  RCM filed a definitive proxy statement with the SEC on October 30, 2013 (the “RCM Proxy Statement”) in connection with the solicitation of proxies for the 2013 Annual

Meeting.

STOCKHOLDERS ARE URGED TO READ THE RCM PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the RCM Proxy Statement filed with the SEC in connection with the 2013 Annual Meeting. To the extent holdings of RCM’s securities have changed since the amounts shown in the RCM Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the RCM Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.

RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:	Investor Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Leon Kopyt	MacKenzie Partners, Inc.
Pennsauken, NJ 08109	info@rcmt.com	Chairman, President & CEO	Paul Schulman or Robert Marese
	www.rcmt.com	Kevin D. Miller	(212) 929-5500
Chief Financial Officer

P R E S S   R E L E A S E

RCM BOARD TERMINATES STOCKHOLDER RIGHTS PLAN

IN RESPONSE TO INPUT FROM STOCKHOLDERS

RCM Builds on Corporate Governance Enhancements Adopted Earlier This Year

Pennsauken, NJ — November 18, 2013 — RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology, engineering and specialty healthcare services, today announced that its Board of Directors approved an amendment to RCM’s limited duration stockholder rights plan to accelerate the final expiration date of the rights under the plan to November 18, 2013. This amendment has the effect of terminating the rights plan, which is commonly referred to as a “poison pill.” Stockholders do not have to take any action as a result of this termination and this action will have no effect on RCM’s common stock.  RCM also provided an update on the RCM Board’s ongoing initiatives to strengthen its functionality, accountability to stockholders and ability to serve the long-term interests of stockholders.

Termination of Stockholder Rights Plan (“Poison Pill”)

The RCM Board’s decision to terminate its stockholder rights plan follows the supplemental disclosures that were provided to RCM stockholders last week by Legion Partners Asset Management, LLC and the other members of its dissident stockholder group in response to the lawsuit that RCM has filed in the United States District Court for the District of New Jersey.  The lawsuit alleges violations of the federal securities laws by Legion Partners Asset Management, LLC and other members of the “Legion Group,” including IRS Partners No. 19, L.P., the Leonetti/O’Connell Family Foundation, M20, Inc., the Michael F. O’Connell and Margo L. O’Connell Revocable Trust, Michael F. O’Connell, Christopher S. Kiper, Bradley S. Vizi and Roger H. Ballou. Specifically, RCM alleges in its complaint that the Legion Group has failed to provide complete and materially accurate information in the filings it has made with the U.S. Securities and Exchange Commission (SEC), including its dissident proxy statement, other proxy materials and Schedule 13D.

Among the supplemental disclosures made by the Legion Group last week was a representation in its Schedule 13D that it is not seeking control of RCM.  In Item 4 of its Schedule 13D, the Legion Group specifically represents that it has “no intention” of acquiring or obtaining control of RCM. However, we note that the Legion Group has also included in its Schedule 13D the following disclaimer: “Notwithstanding anything contained herein, the Reporting Persons specifically reserve the right to change their intentions with respect to any or all of the matters referred to in this Statement.”

It is not clear to RCM why the Legion Group believed it was necessary to include a disclaimer with respect to its “intentions” in its Schedule 13D, and urges the Legion Group to promptly amend its Schedule 13D —again — to make abundantly clear to RCM stockholders that its “intention” not to seek control of RCM is not subject to a disclaimer that allows it to change its “intention” at any time — especially after RCM stockholders have been led to rely upon such a material representation by the Legion Group in making their voting decisions at RCM’s upcoming Annual Meeting of Stockholders to be held on December 5, 2013 (including any postponements or adjournments thereof, the “2013 Annual Meeting”). The RCM Board urges the Legion Group to take this step because it believes that the inclusion of the disclaimer, together with the Legion Group’s past actions, strongly suggests that the Legion Group has still not been completely transparent about its “intentions” and plans regarding RCM.

Nevertheless, in response to input from RCM’s stockholders following the Legion Group’s recent additional disclosures regarding its “intentions,” the RCM Board has decided, as a matter of good corporate governance, to take action now to approve an early termination of the rights plan, even though the RCM Board continues to be concerned that the Legion Group’s agenda remains to ultimately acquire control of RCM. Had the rights plan not been terminated early, it would have expired by its terms on January 29, 2014.

“When the RCM Board adopted the rights plan earlier this year following the Legion Group’s announcement of its proxy contest against RCM, we were very clear that this was a limited-purpose, limited-duration rights plan,” said Leon Kopyt, Chairman of the Board and Chief Executive Officer. “In approving the early termination of the rights plan, as with our actions earlier this year in declassifying our board, adopting majority voting in the election of directors, adopting stock ownership guidelines and appointing a lead independent director, we continue to demonstrate our willingness to be receptive to stockholder input, particularly around corporate governance enhancements that have the potential to improve the functionality of our Board and make it more accountable to stockholders.”

Retention of Prominent Executive Search Firm to Enhance Board Composition

The RCM Board’s Nominating and Corporate Governance Committee has retained a prominent and well-respected executive search firm to assist it in identifying highly-qualified candidates to serve as independent members of the RCM Board. The search process will seek to identify highly-qualified, very experienced, proven business leaders with relevant and complementary expertise (including past service on a public company’s board of directors and at least one committee thereof) who would enhance the breadth and depth of the current RCM Board. In addition, the RCM Board’s Nominating and Corporate Governance Committee will be looking for individuals with a firm and unwavering commitment to acting in the best interests of ALL stockholders, the utmost respect for best practices in corporate governance and a willingness to dedicate themselves to positioning RCM for long-term growth, profitability, market leadership and increasing returns for investors.

“We believe our ongoing efforts to enhance our corporate governance practices will be further enhanced by the decision of our Board’s Nominating and Corporate Governance Committee to retain a highly-regarded executive search firm to assist it in identifying highly-qualified candidates with prior public company board experience to serve as independent directors on our Board,” commented Mr. Kopyt. “Our Board has always been committed to adding to our Board new independent directors who enhance the current skills, competencies and experiences of our Board provided that such new directors are fully committed to acting in the best interests of all stockholders and are not in any way obligated, whether by contract or otherwise, to serve the undisclosed agenda and interests of any particular constituency. Our Board’s nomination of Michael E.S. Frankel for election to our Board at the 2013 Annual Meeting is just one example of that commitment. If elected to our Board, Mr. Frankel would bring to our Board almost two decades of experience serving as an advisor or executive for some of the country’s most prominent public and private companies in areas such as strategic planning, corporate development, mergers and acquisitions and finance as well as extensive experience in corporate governance gained as a public company board member and a nominating and governance committee chair. We also believe his past experience as a former M&A lawyer and M&A investment banker would bring to our Board valuable insight in mergers and acquisitions and business development matters, as well as corporate governance, as your Board continues to execute its growth plan for the benefit of all our stockholders.  While we believe the retention of a prominent executive search firm will expedite our efforts to enhance Board composition, our Board will also continue our past efforts to seek input from stockholders as to appropriate candidates to serve as independent members of our Board,” concluded Mr. Kopyt.

Wide-Ranging Corporate Governance Enhancements Announced Earlier This Year

The actions announced today are in addition to the wide-ranging corporate governance enhancements that RCM previously announced earlier this year, each of which was in response to input from some of RCM’s largest stockholders. These enhancements were the result of a comprehensive process, which included a corporate governance audit, conducted by RCM’s Board, in conjunction with its Nominating and Corporate Governance Committee, to identify best practices in corporate governance and obtain input from stockholders as part of a continuing dialogue. To document RCM’s enhanced corporate governance structure, the RCM Board has adopted corporate governance guidelines reflective of current best practices.

Earlier this year, the Legion Group provided written notice to RCM of its intent to present non-binding proposals at the 2013 Annual Meeting to adopt amendments to RCM’s bylaws to (i) declassify the RCM Board beginning with the 2014 Annual Meeting of Stockholders and (ii) provide for majority voting in the election of directors at uncontested meetings of stockholders, preserving plurality voting in the election of directors at contested meetings of stockholders.

The RCM Board recognized that the Legion Group’s proposals were precatory, or non-binding, and that, accordingly, the RCM Board was not obligated to adopt the Legion Group’s proposals in advance of the 2013 Annual Meeting and would not have been obligated to adopt these proposals even if stockholders approved these proposals at the 2013 Annual Meeting. Nevertheless, as discussed in RCM’s proxy statement relating to the 2013 Annual Meeting, the RCM Board, responding to stockholder input, including that of the Legion Group, and focused on having RCM conform to recognized best practices in corporate governance, took action on October 18, 2013 to amend RCM’s bylaws to substantially implement each of these proposals. The RCM Board believes that by taking these proactive actions it has improved its functionality and made the Board more accountable to stockholders.

Declassification of the RCM Board

Currently, the RCM Board is classified, which means that it is divided into three classes, each of which is elected for a three-year term. The Legion Group proposed that RCM amend its bylaws to declassify the RCM Board beginning with the 2014 Annual Meeting. In light of the general trend in recent years of public companies declassifying their boards, and in consideration of stockholder feedback on the issue, including that of the Legion Group, the RCM Board determined that it should take action to address the underlying concern and essential objective of the proposal, which is that, in order to enhance the accountability of directors to stockholders, directors should be elected on an annual basis. However, the RCM Board believed that a more immediate approach was called for than was contemplated by the Legion Group’s board declassification proposal.  Accordingly, the RCM Board approved an amendment to RCM’s bylaws to eliminate the RCM Board’s classified structure beginning right away, and to provide that directors will, beginning with the 2013 Annual Meeting, be elected to one-year terms and to serve until their successors have been elected and qualified. The commencement of the process to declassify the RCM Board did not affect the terms of directors who had previously been elected. Accordingly, under this approach, the director nominees of the class standing for election at the 2013 Annual Meeting will be elected to one-year terms, but the directors in the two remaining classes would serve out the remainder of their three-year terms until RCM’s 2014 and 2015 Annual Meetings, respectively.

In RCM’s past discussions with the Legion Group, the Legion Group adamantly insisted that RCM delay the implementation of the RCM Board’s declassification until the 2014 Annual Meeting so that nominees proposed for election at the 2013 Annual Meeting, including those proposed by the Legion Group, would, if elected, serve for a three-year term and, accordingly, not need to stand for re-election until the 2016 Annual Meeting. As RCM has previously disclosed, it was advised in writing by the Legion Group’s Bradley S. Vizi that a proxy contest at the 2013 Annual Meeting could only be avoided if RCM was willing to delay implementing its board declassification until the 2014 Annual Meeting. However, the RCM Board refused to accede to such a demand, believing that such a self-interested demand runs counter to most accepted notions of good corporate governance which hold that annual director elections improve the accountability of directors to stockholders. Once RCM informed Mr. Vizi that it was not prepared to accede to his unreasonable demand that RCM delay its board declassification until the 2014 Annual Meeting, Mr. Vizi terminated further settlement discussions with RCM and neither Mr. Vizi nor any other representative of the Legion Group has made any attempt since then to contact RCM to avoid a proxy contest at the 2013 Annual Meeting.

Adoption of a majority voting standard in the uncontested election of directors

As with annual elections in the election of directors, the purpose of adopting a majority voting standard is to make directors more accountable to stockholders. While the adoption of a majority voting standard by small-cap companies like RCM is not the current prevailing trend that it is with large cap companies, the RCM Board believed that a majority vote standard was nevertheless a corporate governance enhancement that furthered the RCM Board’s goals of strengthening its functionality, increasing its accountability to stockholders and enhancing its ability to serve the long-term interests of stockholders. Accordingly, the RCM Board amended RCM’s bylaws to adopt a majority voting standard for the election of directors at uncontested meetings of stockholders, preserving plurality voting in the election of directors at contested meetings of stockholders. The election of directors at the 2013 Annual Meeting is expected to be such a contested election. As such, nominees for director will be elected by a plurality of the votes cast for the election of directors at the 2013 Annual Meeting.

Adoption of a director resignation policy

In connection with its adoption of a majority voting standard for the election of directors at uncontested meetings, the RCM Board has also adopted a policy requiring that any incumbent nominee for RCM’s Board who fails to receive a majority of the votes cast in an uncontested election promptly tender his or her irrevocable resignation to the RCM Board. Under such policy, the Nominating and Corporate Governance Committee would make a recommendation to the RCM Board on whether to accept the resignation. The RCM Board would in turn make a determination whether to accept or reject the resignation, taking into account the recommendation of its Nominating and Corporate Governance Committee and other relevant information. As soon as practicable after the RCM Board makes its decision, the decision and its rationale would be disclosed publicly.

Adoption of Stock Ownership Guidelines

RCM has had a proud history of significant insider stock ownership with directors and named executive officers beneficially owning approximately 9% of RCM’s issued and outstanding shares.  Notwithstanding this history of significant insider stock ownership, the RCM Board has adopted a formal stock ownership policy that anticipates all executive officers and non-employee directors having a significant personal investment in RCM through their ownership of RCM shares. The RCM Board has set minimum stock ownership guidelines for its executive officers pursuant to which they are expected to hold an amount of shares equal in value to the following multiples of their base salary: CEO — 2X, CFO - 2X, EVP — 1.5X, SVP and Group Heads — 1.0X. RCM’s CEO and CFO currently own an amount of RCM shares significantly in excess of these guidelines. RCM’s non-employee directors are expected to hold an amount of shares equal in value to 1X their annual cash retainer. The executive officers and non-employee directors are expected to attain their ownership target within five years from the date the guidelines were adopted or the date of their appointment as an executive officer or non-employee director, as the case may be, whichever is later.

Appointment of Lead Independent Director

RCM has appointed Robert B. Kerr, a director of RCM since 1994 and the current Chairman of its Audit Committee, as lead independent director. The role of lead independent director is intended to include responsibilities such as: presiding at all meetings at which the Chairman is not present including presiding at executive sessions of the RCM Board (without management present) at every regularly scheduled Board meeting, serving as a liaison between the Chairman (and management) and the independent directors, approving meeting agendas, time schedules and other information provided to the RCM Board, and being available for direct communication and consultation with major stockholders upon request. RCM’s lead independent director also has the authority to call meetings of the independent directors.

Adoption of Corporate Governance Guidelines

The RCM Board has also adopted corporate governance guidelines, which the RCM Board believes are reflective of best practices in corporate governance. The corporate governance guidelines address, among other matters, director responsibilities, candor and the avoidance of conflicts, director independence, the responsibilities of the lead independent director, the holding of regular executive sessions of non-management directors, new director orientation and continuing education for directors, number, structure and independence of board committees, assignment and rotation of committee members, annual self-evaluations, and succession planning. A copy of these guidelines has been posted to RCM’s website. RCM is also today filing a copy of these guidelines with the SEC as definitive additional soliciting materials.

The RCM Board’s Efforts to Adopt Best Practices in Corporate Governance Continue

While the RCM Board believes it has made significant strides in adopting best practices in corporate governance over the past year, it also recognizes that enhancing corporate governance practices must be an evolving process of continuous improvement. The RCM Board also recognizes that its work in this area is not finished and that there remain additional areas to focus upon, many of which relate to legacy issues — provisions in governance documents or contracts that first came into existence almost two decades ago and were not considered controversial when first adopted or agreed to but, in the almost 20 years that have since elapsed, no longer reflect the current state of best practices in corporate governance. Accordingly, the RCM Board, mindful of the stockholder input it has received, will be continuing its previous corporate governance audit with the objective to identify and implement further corporate governance enhancements in the months ahead.

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the delivery of these solutions to commercial and government sectors. RCM is also a provider of specialty healthcare services to major health care institutions and educational facilities. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

Forward-Looking Statements

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. These statements often include words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” “believe,” “plan,” “seek,” “could,” “can,” “should” or similar expressions. In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. Forward-looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company’s ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. Risk, uncertainties and other factors may emerge from time to time that could cause the Company’s actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Additional Information and Where to Find It

RCM, its directors and certain of its executive officers and employees are deemed to be participants in the solicitation of proxies from RCM’s stockholders in connection with the 2013 Annual Meeting. RCM filed a definitive proxy statement and WHITE proxy card with the SEC in connection with the solicitation of proxies for the 2013 Annual Meeting on October 30, 2013 (the “2013 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2013 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT RCM WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the 2013 Proxy Statement. To the extent holdings of RCM’s securities have changed since the amounts shown in the 2013 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders can obtain, free of charge, copies of the 2013 Proxy Statement and any other documents filed by RCM with the SEC in connection with the 2013 Annual Meeting at the SEC’s website (www.sec.gov), at RCM’s website (www.rcmt.com) or by writing to Mr. Kevin D. Miller, Chief Financial Officer, RCM Technologies, Inc., 2500 McClellan Avenue, Suite 350, Pennsauken, NJ  08109. In addition, copies of the proxy materials, when available, may be requested from RCM’s proxy solicitor, MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 or toll-free at (800) 322-2885.